UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2005

MAIN STREET BANKS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	000-25128	58-2104977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Lenox Road Atlanta, Georgia	30326
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 786-3441

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

In connection with its previously announced agreement to merge with BB&T Corporation (“BB&T”), Main Street Banks, Inc. (the “Company”) entered into Claims Agreements dated as of December 27, 2005 that modify the Company’s employment agreements with the following Company officers: Max S. Crowe, Executive Vice President and Chief Banking Officer; John T. Monroe, Executive Vice President and Chief Credit Officer; and Richard Blair, Executive Vice President- Administration and Operations. The Claims Agreements clarify the consideration payable to each officer in the event of a change of control of the Company under their existing employment agreements, and provide waivers and releases of claims to additional or different consideration from that provided in the Claims Agreements. The Claims Agreements also provide for the acceleration of certain benefits to such officers in connection with each officer’s agreement to (i) continue his service with the Company through the closing of the pending merger of the Company with BB&T Corporation and (ii) general releases of claims against the Company and BB&T Corporation. These agreements reduce the potential total costs that are expected be incurred under these officers’ employment agreements.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Claims Agreements. Pursuant to General Instruction F to the Securities and Exchange Commission’s Current Report on Form 8-K, conformed copies of the Claims Agreements are attached hereto as Exhibits 10.1 through 10.3, and the information and material terms contained therein are incorporated into this Item 1.01 by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	10.1 – Claims Agreement by and between Main Street Banks, Inc. and Max S. Crowe

Exhibit	10.2 – Claims Agreement by and between Main Street Banks, Inc. and John T. Monroe

Exhibit	10.3 – Claims Agreement by and between Main Street Banks, Inc. and Richard A. Blair

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Main Street Banks, Inc.

December 30, 2005

	By:	/s/ SAMUEL B. HAY III
Samuel B. Hay III President and Chief Executive Officer